Radiant Systems, Inc. Reports First Quarter Results

ATLANTA—(BUSINESS WIRE)—May 1, 2003—Radiant Systems, Inc. (NASDAQ: RADS) a leading provider of systems for managing and supporting site operations of retail and hospitality businesses, today announced financial results for the first quarter ended March 31, 2003.

Summary financial results for the first quarter are as follows:

•	Total revenues for the first quarter ended March 31, 2003 were $29.5 million, a decrease of 5.7% over revenues of $31.3 million for the same period in 2002.

•	Net loss for the first quarter ended March 31, 2003, was $3.2 million, or $0.11 per diluted share, a decrease of $4.7 million, or $0.16 per diluted share, compared to net income of $1.5 million, or $0.05 per diluted share, for the same period in 2002.

•	Net loss for the first quarter ended March 31, 2003, before non-recurring charges relating to certain lease settlement costs, was $2.7 million, or $0.10 per diluted share, a decrease of $4.2 million, or $0.15 per diluted share, compared to net income of $1.5 million, or $0.05 per diluted share, for the same period in 2002.

John Heyman, the Company’s co-chief executive officer commented, “While our first quarter results were disappointing, we continue to stay focused on our long-term operating model. We believe we are making the right investments in our products, markets and client relationships to take advantage of future improvements in the economy.” Mr. Heyman continued, “We have seen a number of clients and prospects delay decisions and reduce investments due to uncertainties in their business. At the same time, we continue to add new client relationships, signing agreements with two multi-thousand site operators during the first quarter”.

“During the first quarter we reached an important milestone of surpassing the 1,000th live site running on the Radiant™ product”, added Erez Goren, the Company’s co-chairman and co-chief executive officer. “While the enterprise management portion of our business continues to be in an investment stage, we have seen significant progress in the adoption of the product.”

Mark Haidet, the Company’s chief financial officer commented, “We have maintained a strong balance sheet with over $42.0 million in cash at the end of the first quarter. We have continued our stock buy back program with over $1.0 million expended year to date on acquiring shares, and we expect to keep this program in place.” Mr. Haidet added, “Although during the quarter we did not provide a tax benefit on our current quarter pretax losses, we anticipate that as the Company generates future pretax profits, we will record the current quarter’s tax benefit, thus reducing our overall effective tax rate for a period of time to be determined.”

Radiant will hold its first quarter 2003 conference call today at approximately 5 p.m. eastern daylight time. This call is being webcast and can be accessed at Radiant Systems’ web site at www.corporate-ir.net/ireye/ir_site.zhtml?ticker=RADS&script=2100. The call will also be available via telephone at 1-888-334-9269—reference reservation # T412041R. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional (www.streetevents.com) and individual investors

(www.companyboardroom.com). The webcast will also be available for replay through May 31, 2003.

Founded in 1985, Radiant Systems, Inc. builds and delivers solutions for managing site operations of retail and hospitality businesses. Providing enterprise-wide visibility, Radiant’s back-office and point-of-sale technology enables businesses to deliver exceptional customer service while improving profitability. Headquartered in Atlanta, Radiant (www.radiantsystems.com) has deployed its solutions in more than 55,000 sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations, including the Company’s projected revenues and earnings per share guidance; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings, and (v) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company’s reliance on a small number of clients for a larger portion of its revenues, fluctuations in its quarterly results, its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

RADIANT SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA) (Unaudited)
	For the three months ended
	March 31, 2003	March 31, 2002
Revenues:
System sales	$13,661	$17,128
Client support, maintenance and other services	15,846	14,160

Total revenues	29,507	31,288

Cost of revenues:
System sales	8,076	7,834
Client support, maintenance and other services	11,426	8,529

Total cost of revenues	19,502	16,363

Gross profit	10,005	14,925

Operating Expenses:
Product development	3,389	3,462
Sales and marketing	4,737	4,807
Depreciation and amortization	1,114	1,332
Non-recurring charges	550	—
General and administrative	3,481	2,912

(Loss) income from operations	(3,266)	2,412
Interest income, net	151	206

(Loss) income before income taxes	(3,115)	2,618
Income tax provision	106	1,120

Net (loss) income	$(3,221)	$1,498

Basic and diluted (loss) income per share:
Basic (loss) income per share	$(0.11)	$0.05

Diluted (loss) income per share	$(0.11)	$0.05

Weighted average shares outstanding:
Basic	28,011	27,560

Diluted	28,011	29,006

RADIANT SYSTEMS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
	March 31, 2003	December 31, 2002
	(unaudited)
Current assets
Cash and cash equivalents	$42,394	$43,382
Accounts receivable, net	21,828	31,167
Inventories	14,903	13,542
Other short-term assets	4,288	4,122

Total current assets	83,413	92,213
Property and equipment, net	12,323	11,948
Software development costs, net	17,168	16,969
Intangibles and other long-term assets	28,531	24,126

	$141,435	$145,256

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$13,831	$15,012
Client deposits and unearned revenue	11,336	10,509
Current portion of long-term debt	499	491

Total current liabilities	25,666	26,012

Client deposits and unearned revenue, less current portion	3,590	2,994
Deferred tax liability	880	880
Long-term debt, less current portion	532	660

Total liabilities	30,668	30,546

Shareholders’ equity
Common stock, $0.00001 par value; 100,000,000 shares authorized;
27,964,425 and 28,021,689 shares issued and outstanding	0	0
Additional paid-in capital	116,030	116,752
Deferred compensation	—	—
Accumulated deficit	(5,263)	(2,042)

Total shareholders’ equity	110,767	114,710

	$141,435	$145,256

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